Valkyrie ETF Trust II 485BPOS

Exhibit 99.(h)(6)

Exhibit A to the Transfer Agent Servicing Agreement – Valkyrie ETF Trust II

Fund Names

Separate Series of Valkyrie ETF Trust II

Name of Series

Valkyrie Bitcoin Strategy ETF

Valkyrie Balance Sheet Opportunities ETF

Valkyrie Bitcoin Miners ETF

Exhibit (h)(6) - Revised Exhibit A Transfer Agent Servicing Agreement (WGMI)